Exhibit 11.1

Code of Ethics

Compliance Rules

Chapter I: General Provisions

Article 1 (Purpose)

These Compliance Rules (these “Rules”) set forth the basic principles, structure and operation of a compliance system that, through continuous review and improvement, is designed to promote the proper conduct of our business in accordance with applicable laws and regulations.

Article 2 (Scope of Application)

2.1. These Rules shall apply to Nidec Corporation (the “Company”) and any affiliated company that is substantially controlled by the Company.

2.2. The Risk Management Committee shall decide whether an affiliated company is substantially controlled by the Company in light of matters such as the relationship between each company’s personnel, capital investment and interparty transactions.

2.3. The Risk Management Committee shall notify the Administrative Division and the Overseas Business Administrative Division of any company that is determined to be an affiliated company.

Article 3 (Definition of Compliance)

As used herein, “Compliance” refers to a comprehensive management system that is designed to establish corporate integrity, earn the respect of the communities in which we do business and raise ethical awareness among our directors, officers and employees by promoting the observance of laws, regulations, company rules and ethical conduct.

Chapter II: Structure

Article 4 (The Board of Directors)

The Board of Directors shall decide basic matters relating to Compliance.

Article 5 (The Compliance Committee)

A Compliance Committee (the “Committee”) shall be established with a chairman elected by the Board of Directors from among its members. The Committee shall report to the Board of Directors and, to the extent it deems necessary, it shall establish a basic Compliance policy, create and update a compliance manual and attest to the progress of annual compliance plans.

Article 6 (The Compliance Office)

6.1. The Committee shall have a Compliance Office (the “Office”) that shall serve as secretariat.  The Office shall be responsible for vigorously enforcing Compliance by planning and proposing policies concerning Compliance, administering the policies set forth in the compliance manual and providing each business division with guidance and support.

6.2. The Office shall determine whether or not particular conduct violates laws or is inappropriate from the perspective of social and ethical standards. Directors, officers and employees may request the Committee to determine whether particular conduct is appropriate.

6.3. The Office shall promote understanding regarding Compliance by publicizing examples of inappropriate conduct.

Article 7 (Compliance Officer)

7.1. Each business unit general manager, division general manager or other person separately appointed by the Committee (each, a “Compliance Officer”) shall be accountable to the Committee concerning Compliance matters within his or her area of jurisdiction.

7.2. The Compliance Officer shall establish a system for promoting Compliance within his or her area of jurisdiction and report to the Office regarding such system.

7.3. The Compliance Officer shall take appropriate action with respect to Compliance matters in his or her area of jurisdiction and shall receive support from the Office as necessary.  Whenever a case arises that needs to be reported, the Compliance Officer shall take emergency measures to deal with the matter and report thereon to the Office as soon as possible. The Office shall report the matter to concerned departments as it deems necessary.

7.4. In addition to the preceding two paragraphs, any reports that must be made to the Office under these Rules shall be made by the Compliance Officer.  However, if there is any reason why the Compliance Officer cannot make the report, he or she may, with the Committee’s approval, appoint a representative to make any such reports. The representative shall have the same responsibilities as the Compliance Officer.

Article 8 (Special Rules Regarding Public Relations)

If the Office decides that a particular Compliance matter may affect public relations, it shall report the matter as soon as possible to the manager of the Public Relations & Advertisement Division and the manager of the Investor Relations Division.

Chapter III: Code of Ethics

Article 9 (Code of Ethics)

9.1. This code of ethics (this “Code of Ethics”) shall be applied to its Chief Executive Officer, Chief Financial Officer(CFO) and Chief Accounting Officer(CAO) as well as all other directors, officers and employees of the Company (“Covered Persons”).  Covered Persons must make effort to:

a) Promote honest and ethical conduct, including the ethical handling of conflicts of interest,

b) Promote full, fair, accurate, timely and understandable disclosure,

c) Promote compliance with applicable laws and governmental rules and regulations, and

d) Deter wrongdoing.

9.2. Each Covered Person owes a duty to the Company to act with integrity.  Integrity requires, among other things, being honest and candid.  Deceit and subordination of principle are inconsistent with integrity.

9.3. Each Covered Person must:

a) Act with integrity, including being honest and candid while still maintaining the confidentiality of information where required or consistent with the Company’s policies,

b) Observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Company policies, and

c) Adhere to a high standard of business ethics.

Article 10 (Conflicts of Interest and Corporate Opportunities)

10.1. Covered Persons shall refrain from conduct that conflicts with the interests of the Company and subordinate their personal interests to those of the Company.  A “conflict of interest” can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively.  Before taking any action that might conflict with or compete against the interests of the Company, directors must obtain prior approval from the Board of Directors in accordance with Articles 264 and 265 of the Commercial Code of Japan.

10.2. Some clear conflict of interest situations that should always be approved by the Board of Directors, if material, include the following:

a) Any significant ownership interest in any supplier or customer;

b) Any consulting or employment relationship with any customer, supplier or competitor;

c) Any outside business activity that detracts from an individual’s ability to devote appropriate time and attention to his or her responsibilities with the Company;

d) The receipt of non-nominal gifts or excessive entertainment from any company with which the Company has current or prospective business dealings;

e) Being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and

f) Selling anything to the Company or buying anything from the Company, except on the same terms and conditions as comparable officers or directors are permitted to so purchase or sell.

Anything that would present a conflict for a Covered Person would likely also present a conflict if related to a member of his or her family.

10.3. When Covered Persons are uncertain as to whether their or others conduct might conflict with the Company’s interests, they shall consult with and/or report to the Office.

Article 11 (Disclosure Controls and Procedures)

11.1.Each Covered Person is required to be familiar with and comply with the Company's Disclosure Controls and Procedures applicable to him or to her, so that the Company's subject reports and documents filed with the Securities and Exchange Commission (the “SEC”) comply in all material respects with the applicable federal securities laws and SEC rules.

11.2.Each Covered Person having direct or supervisory authority regarding these SEC filings or the Company's other public communications concerning its general business, results, financial condition and prospects should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

11.3.Each Covered Person must:

a) Familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company,

b) Not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent auditors, governmental regulators and self-regulatory organizations.

c) Properly review and critically analyze proposed disclosure for accuracy and completeness (or, where appropriate, delegate this task to others).

Article 12 (Confidentiality)

Covered Persons shall maintain the confidentiality of undisclosed material information concerning to the Company, affiliated companies, customers, joint venture partners and other such parties that, if disclosed, would harm the Company or such other entities.

Article 13 (Prohibition of Unfair Transactions)

13.1. The Company does not seek competitive advantage through unlawful or unethical business practices.

13.2. Covered Persons shall endeavor to deal fairly with customers, competitors and other parties with whom they deal during the course of business, and shall refrain from engaging in unfair transactions or acts, such as price or market manipulation, concealing facts, taking advantage of information that they become aware of based on their position, miscommunication of material information and similar such acts.

Article 14 (Protection and Proper Use of the Company’s Assets)

Covered Persons should protect the Company’s assets and ensure their efficient use.  All Company’s assets should be used only for legitimate business purposes.

Article 15 (Compliance with Laws)

15.1. Covered Persons must observe all laws and regulations applicable to the Company’s business.

15.2. Covered Persons must exercise sufficient care with respect to investments in securities so that they do not violate insider-trading laws and so that they comply with applicable securities laws and regulations and Company rules.  Covered Persons must consult with and/or report to the Office if they do not understand applicable laws or regulations or if they have any doubts regarding their application.

Article 16 (Responsibility to Report Noncompliance)

If Covered Persons violate any Compliance rules, are compelled to violate any Compliance rules or become aware of a violation of Compliance rules by a third party, they must report such violation to the Office. In such case, the Company shall do everything possible to maintain the confidentiality of the report, the name of the person making the report and related matters.  Also, the Company shall not retaliate against or cause disadvantage to a reporting person.

Article 17 (Waivers of this Code of Ethics)

17.1.From time to time, the Company may waive some provisions of this Code of Ethics. Covered Persons who believe that a waiver may be called for should contact the Office.

17.2.Any changes to or waiver of this Code of Ethics for directors of the Company will, to the extent required, be promptly disclosed as provided by SEC rules.

Chapter IV: Policy and Planning

Article 18 (Compliance Enforcement)

The Committee shall at the start of the fiscal year prepare and submit a basic plan concerning Compliance to the Board of Directors for their approval.  Each Compliance Officer shall prepare an annual plan for Compliance within his or her area of jurisdiction based on the Committee’s basic policy and submit such plan to the Office.

Article 19 (Compliance Training)

The Personnel Division shall consider ways to improve Compliance awareness when it designs training programs for Covered Persons.

Chapter V: Follow up

Article 20 (Compliance Audit)

The Internal Audit & Management Advisory Division shall review the implementation of each Compliance Officer’s annual compliance plan and shall provide appropriate instruction and supervision as it deems necessary.

Article 21 (Revision)

Any revision of these Rules shall be made by resolution of the Board of Directors.